Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

(858) 513-1801

FOR IMMEDIATE RELEASE

(CORRECTED) ALDILA DECLARES AN INCREASE IN QUARTERLY

CASH DIVIDEND

Poway, CA, August 24, 2005 – Aldila, Inc. (NASDAQ:NMS:ALDA) announced today that the quarterly dividend its Board of Directors declared on August 17, 2005, which was an increase in its quarterly cash dividend to $0.15 per share, will be paid on Monday, September 19, 2005 instead of the previously announced date of Saturday, September 17, 2005 to shareholders of record as of September 2, 2005.

Aldila also reported that the Board of Directors intends to continue to declare quarterly dividends at least at the same rate for the foreseeable future, subject to Aldila’s continued successful financial performance.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  They also necessarily are subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities & Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular under “Business Risks” in Part I, Item 1, of our Annual Report on Form 10-K for the year ended December 31, 2004, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 7, of the Form 10-K.

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures graphite hockey sticks and blades and provides the assembly operations, and composite prepreg material for its golf shaft business and external sales.

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